Exhibit 35.1

ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER’S CERTIFICATE

RE:	CCRE Commercial Mortgage Securities, L.P.,

Commercial Mortgage Pass Through Certificates

Series 2011-C2

Terms capitalized but not defined shall have the meanings assigned in the related Pooling and Servicing Agreement.

In connection with the above referenced transaction, the undersigned officer, on behalf of Bank of America, N.A., hereby certifies that (i) a review of the activities undertaken during the year ending December 31, 2013 (the “Reporting Period”), and of the performance under the related Pooling and Servicing Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, Bank of America, N.A. has fulfilled all of its obligations under the related Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

Notwithstanding the foregoing, I note that Bank of America, N.A. is no longer a servicer for the referenced transaction, having transferred the servicing rights for such transaction to Key Bank on June 24, 2013 (the “Transfer Date”). The certification above is limited to the activities and performance of Bank of America, N.A. prior to the Transfer Date.

BANK OF AMERICA, N.A.

By:	/s/ Robert H. Cox
Robert H. Cox,
Director